Exhibit 10.29

1060 East Meadow Circle	650 739 0700 main	info@anacor.com
Palo Alto, California 94303-4230	650 73g 0139 fax	www.anacor.com

December 14, 2007

Sanjay Chanda

Re:                             Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Sanjay:

I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the “Company”) as Senior Director, Toxicology, a full-time, exempt level position reporting directly to Irwin Heyman, Vice President, Toxicology, working in our Bay Area location.  Subject to fulfillment of all conditions imposed by this offer letter, we would like your start date to be as soon as possible and no later than January 2, 2008, as mutually agreed to by you and the Company.  In this position you will primarily be responsible for nonclinical safety assessment of pharmaceutical products.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.                                      Your starting base salary will be $7,916.67 per semi-monthly pay period, which is equivalent to $190,000.00 annually, and will be paid per the Company’s standard payroll process and less all applicable taxes and withholdings.

2.                                      You will also be eligible for a performance bonus of up to twenty percent (20%) of your base salary (“Performance Bonus”), contingent on your achievement of individual performance objectives as mutually established by you and the Company (“Individual Component”) and the Company’s achievement of its corporate objectives (“Company Component”).  The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service.  The Company Component of the Performance Bonus will be assessed on, and if earned, paid on an annual basis, and prorated for your length of service.  The Company will determine, in its sole discretion, the level of achievement of each Performance Bonus component.  The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings.

3.                                      As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans.  You will also be eligible for paid time off (“PTO”) equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

4.                                      As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company.  To protect the interests of the Company, you will be required to sign the Company’s standard “Confidential Information and Invention Assignment Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

5.                                      We will recommend to the Board of Directors of the Company (the “Board”) that you be granted the opportunity to purchase 75,000 options of Common Stock of the Company (“Options”), under its 2001 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board upon their approval of such grant.  Twenty-five percent (25%) of the Options will vest on the one year anniversary date of your employment, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years.  The Options will be governed by the terms and conditions of the Plan and corresponding option agreement.  Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company’s Board.

6.                                      While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  This at-will provision may only be amended in a writing signed by both you and the Company’s Chief Executive Officer.  Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time.  As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

7.                                      For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

8.                                      This offer is contingent upon the positive results of the background check.

9.                                      This offer supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter.  This offer, if not accepted, will expire on December 18, 2007.  Please sign this letter below and return one original, along with executed originals of the enclosed documents as applicable, to Anacor Pharmaceuticals, Inc., Attention: Human Resources.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced and enclosed documents.  A duplicate letter is enclosed for your files.  Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Christine Gray-Smith

Christine Gray-Smith
Senior Vice President,
Chief Financial Officer

Enclosures:
Anacor Confidential Information and Invention Assignment Agreement
Anacor Summary of Benefits
Duplicate original offer letter

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.  No further commitments were made to me as a condition of employment.

/s/ Sanjay Chanda
Name

Date Signed:	12/19/07

Effective Start Date:	01/28/08